EXHIBIT 10.66

CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

(Convenience Translation)

Agreement on the Formation of a Silent Partnership

by and between

1.	AMD Fab 36 Limited Liability Company & Co. KG having its registered office in Dresden, registered in the Commercial Register at the Local Court (Amtsgericht) Dresden under HRA 5255, represented by its personally liable partner AMD Fab 36 LLC, which is, in turn, represented by its Manager Dr. Hans-Raimund Deppe, Radebeul, who is entitled to represent on his sole signature,

- hereinafter referred to as “AMD Fab 36” or the “Owner” –

2.	Leipziger Messe GmbH, Leipzig, registered under HRB 622 in the Commercial Register kept at the Amtsgericht [Local Court] Leipzig, business address: Messeallee 1, 04356 Leipzig, represented by the Managing Director holding power of joint representation Josef Rahmen and the procurist Matthies Rose,

- hereinafter referred to as “Leipziger Messe GmbH” -

and

3.	Fab 36 BeteiligungsGmbH, Stuttgart, registered under HRB 23351 in the Commercial Register kept at the Amtsgericht Stuttgart, business address: Lotterbergstrasse 30, 70499 Stuttgart,

- hereinafter referred to as “M+W”.

The parties at 2. and 3. hereinafter collectively also referred to as “Typical Silent Partners” or “Silent Partners”.

PREAMBLE

On November 20, 2003, the Free State of Saxony (“Free State”), Advanced Micro Devices, Inc., Sunnyvale/USA (“AMD”) and M+W entered into a Cooperation Agreement in order to build a new production facility in Dresden (“Fab 36”) for the production of 300 mm silicon wafers on which integrated circuits, in particular, for microprocessors, are fabricated (“Wafer”). It is intended to undertake at the new production facility independent research and development to a considerable extent to develop to the industrial production stage semiconductor manufacturing technology, besides the production.

To carry out this project, AMD Fab 36 has been formed. The sole general partner holding power of management and power of representation of AMD FAB 36 is AMD Fab 36 LLC; a further general partner without power of management and power of representation is a company with limited liability the shares in which are held by Leipziger Messe GmbH (LM Beteiligungsgesellschaft mbH). The limited partners of Fab 36 are AMD Fab 36 Holding GmbH and AMD Fab 36 Admin GmbH (AMD Fab 36 Holding GmbH and AMD Fab 36 Admin GmbH hereinafter collectively referred to as the “AMD –

Limited Partners”) as well as Leipziger Messe GmbH and M+W.

The AMD Fab 36 Limited Partnership Agreement is attached hereto as Appendix 1 as an integral part of this Agreement. For the purpose of funding AMD Fab 36, the limited partners Leipziger Messe GmbH and M+W wish to participate in AMD Fab 36 also as Typical Silent Partners. To this end, they enter into this Agreement on the Formation of a Typical Silent Partnership with the Owner (“Silent Partnership”).

Article 1 FORMATION

1.1	The corporate purpose of the Owner is the development of semiconductor technology to the industrial production stage and the production of microelectronic components on Wafers initially in the range of 65 nm, later on also in the range of 45 nm technology generations with the possibility of even smaller sized structures in Dresden.

1.2	Leipziger Messe GmbH and M+W will each participate in the Owner’s commercial undertaking as Typical Silent Partners in accordance with the terms set out hereinafter. It is hereby specified by the parties that two (2) silent partnerships are involved.

Article 2 CONTRIBUTIONS

2.1	The Silent Partners shall make the following contributions for exclusive use within the framework of the commercial undertaking:

2.1.1	Leipziger Messe GmbH shall contribute an amount of € 80 million.

2.1.2	M+W shall contribute an amount of € 60 million.

2.2	The contributions shall be made by several installments and be paid to an account of the Owner at Dresdner Bank AG at the following due dates:

2.2.1	Leipziger Messe GmbH shall contribute a first portion (Portion I) of € 30 million, a second portion (Portion II) in an additional amount of € 30 million and a third portion (Portion III) in the amount of € 20 million.

Portion I shall be due and payable five (5) banking days (days on which banks are generally open for business in Frankfurt am Main) after occurrence of milestone LM I specified in Appendix 3.4 to the AMD Fab 36 Limited Partnership Agreement. However, this Portion I shall be due and payable at the earliest after transfer of the title to the real property described in Appendix 3.3 to the AMD Fab 36 Limited Partnership Agreement of AMD Saxony Limited Liability Company & Co. KG (“AMD Saxony”) to AMD Fab 36 or, in lieu thereof, after an application for registration of the new owner has been filed and only the issuance of the official record of change [Veränderungsnachweis] by the municipal land surveying office [Vermessungsamt] and conveyance on the basis of such official record of change are still required for the registration of the new owner (in this respect, the application does not need to be sufficient for actual entry). Portion II shall be due and payable five (5) banking days after occurrence of milestone LM II specified in Appendix 3.3 to the AMD Fab 36 Limited Partnership Agreement. Portion III shall be due and payable five (5) banking days after occurrence of milestone LM III specified in Appendix 3.3 to the AMD Fab 36 Limited Partnership Agreement.

2.2.2	M+W shall contribute two (2) portions (Portions I and II) in the amount of € 30 million each.

Portion I shall be due and payable five (5) banking days after occurrence of milestone MW I specified in Appendix 3.3 to the AMD Fab 36 Limited Partnership Agreement. However, this Portion I shall be due and payable at the earliest after transfer of the title to the real property described in Appendix 3.4 to the AMD Fab 36 Limited Partnership Agreement of AMD Saxony to AMD Fab 36 or, in lieu thereof, after an application for registration of the new owner has been filed and only the issuance of the official record of change [Veränderungsnachweis] by the municipal land surveying office [Vermessungsamt] and conveyance on the basis of such official record of change are still required for the registration of the new owner (in this respect, the application does not need to be sufficient for actual entry). Portion II shall be due and payable five (5) banking days after occurrence of milestone MW II specified in Appendix 3.3 to the AMD Fab 36 Limited Partnership Agreement.

2.3	The Silent Partners may, by written notice to the respective other parties, waive fulfillment of any or all of the aforesaid preconditions of their contributions becoming due and payable.

Article 3 MANAGEMENT

The management shall be the right solely of the Owner.

Article 4 PARTNER ACCOUNTS

4.1	A fixed capital account, a current account, a profit reserve account and a profit netting account shall be kept for the Silent Partners.

4.2	The silent partner’s contributions are fixed contributions which are entered in the fixed capital account and which constitute the capital interests of the Silent Partners.

4.3	Withdrawable profit claims, withdrawals, interest on such account and other payment transactions between the Silent Partners and the Owner will be entered in the current accounts. The balances on the current accounts are liabilities and/or claims of the Silent Partners and of the Owner. The accounts shall bear interest at a rate of 6.5 % per annum calculated on an equated basis.

4.4	Non-withdrawable profit claims will be entered in the profit reserve accounts. The accounts shall bear interest at a rateof 6.5 % per annum calculated on an equated basis. These accounts do not constitute liabilities of the Owner. However, in the event of liquidation of the Owner, they vest a claim for preferential payment and may be transferred only together with the silent partner’s interest.

4.5	The Silent Partners have no share in the losses of the Owner. They are entitled to a profit in accordance with para. 5.5.2.

4.6	The profit claims of the Silent Partners pursuant to para. 5.5.1 sentence 3 shall be entered in the profit netting accounts. They serve for the calculation of the profit claims of the Silent Partners pursuant to para. 5.5.2. The profit claims on these accounts shall bear interest at a rate of 6.5 % per annum calculated on an equated basis.

Article 5 ANNUAL FINANCIAL STATEMENTS AND APPROPRIATION OF THE PROFIT/LOSS

5.1	The business year is the calendar year.

5.2	Within the period required by law, but not later than within the first three (3) months after the end of the business year, the Owner shall prepare the annual financial statements according to the German Commercial Code, in compliance with the statutory classification and valuation regulations and observing the tax provisions relating to the determination of profits, and submit the same to the auditor for audit.

5.3	The auditor shall perform its audit in accordance with para. 9.3 of the AMD Fab 36 Limited Partnership Agreement.

5.4	The annual financial statements shall be submitted in accordance with para. 9.4 of the AMD Fab 36 Limited Partnership Agreement.

5.5	The terms set out hereinafter shall apply to the determination of the profits of the Silent Partners:

5.5.1	The profit claims of the Silent Partners pursuant to para. 5.5.2 for the business years ending on 31 December 2006 or later shall be attributed to the current accounts at the end of the relevant business year as far as permissible under the Syndicated Loan Agreement. “Syndicated Loan Agreement” means the Loan Agreement dated April 21, 2004 between AMD Fab 36, the Banks, the Facility Agent, the Security Agent and the Reporting Agent (Dresdner Bank AG or its successor in such capacity) as amended from time to time. The profit claims of the Silent Partners for the business years ending on 31 December 2005 or earlier shall be attributed to the respective profit netting accounts of the Silent Partners at the end of the relevant business year. The balance of the profit netting accounts of the Silent Partners as per 31 December 2006 shall be credited to the respective current accounts of the Silent Partners as per 31 December 2006 as far as permissible under the Syndicated Loan Agreement. The Owner shall be entitled to credit the profits of the Silent Partners for the years ending on 12/31/2005 or earlier, in whole or in part, to the current accounts in lieu of the profit netting accounts.

5.5.2	The profit claims of the Silent Partners amount to at least 11 % per annum of the aggregate amount of their existing silent partner’s interest, regardless of whether or not a distributable profit is realized and regardless of the amount of any such profit. The profit claims of the Silent Partners amount to no more than 13 % per annum, again related to the aggregate amount of their existing silent partner’s interest. The profit claim amounts to [***] per annum for each month in which [***] Wafer outs per month are achieved at Fab 36 and [***] per annum for each month in which over [***] Wafer outs per month are achieved at Fab 36, otherwise [***] per annum.

5.5.3	If and to the extent that profits exceed the profit claims of the Silent Partners pursuant to para.5.5.2, such profits shall be retained by the Owner.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

5.6	The Silent Partners shall not be obligated to provide additional funds, even in case of liquidation.

5.7	Withdrawals may be made only up to an amount equal to the credit balance on the current account.

Article 6 OTHER RIGHTS AND DUTIES OF THE SILENT PARTNERS

6.1	Each Silent Partner has the rights of control pursuant to Section 233 HGB [German Commercial Code] which it may exercise itself or through a member of the profession of lawyers, certified public accountants or tax advisers who is bound by the professional duty of secrecy.

6.2	The Silent Partners shall treat confidentially the existence and the contents of the silent partner’s interests in accordance with the confidentiality regulations in Article. 6 of the AMD Fab 36 Limited Partnership Agreement.

6.3	The regulations of the Limited Partnership Agreement shall apply mutatis mutandis to the rights to change the material bases of the commercial undertaking and to admit third parties as partners – including as silent partners. The regulations of the AMD Fab 36 Limited Partnership Agreement relating to the transfer of the partnership interest shall apply mutatis mutandis to the transferability of the rights resulting from the Silent Partnership.

6.4	The Silent Partners shall be entitled vis-à-vis the Owner to transfer the silent partner’s interests or part thereof ((part) interests) to the AMD Limited Partners or a third party to be designated by the AMD Limited Partners to the extent not conflicting with the obligations under the Federal/State Guaranty Decision (as amended).

Article 7 TERM, TERMINATION AND COMPENSATION

7.1	The respective Silent Partnership shall exist for an indefinite period of time. Each Partner shall have the right to terminate the Silent Partnership by giving notice to the respective other Partner by registered letter with return receipt subject to a notice period of twelve (12) months effective the end of a business year, for the first time effective 31 December 2015. The date on which the notice letter is mailed shall be decisive for establishing observance of the notice period. The right to give notice of early termination for good cause in accordance with the Limited Partnership Agreement shall remain unaffected.

7.2	Regardless of the actual value of its silent partner’s interest, Leipziger Messe GmbH shall receive an amount of € 80 million in total as compensation for its capital interest (respective partial compensation for part interests).

7.3	Regardless of the actual value of its silent partner’s interest, M+W shall receive an amount of € 60 million in total as compensation for its capital interest (respective partial compensation for part interests).

7.4	The Silent Partners hereby subordinate their claims for payment of compensation and their profit claims to the claims of all other creditors of the Owner which are no subordinated claims.

Article 8 PARTIAL INVALIDITY AND AMENDMENTS

8.1	If any provision of this Agreement or a provision inserted in this Agreement in the future is or will be invalid or unenforceable, in whole or in part, or if this Agreement contains a gap, this shall not affect the validity of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or to fill the gap, a reasonable regulation shall apply which, as far as legally permissible, most nearly achieves what has been intended by the contract parties or what they would have intended according to the purpose and the meaning of this Agreement if they had considered the issue.

8.2	If the invalidity or unenforceability of a provision is due to a specific extent of performance or a specific time (deadline or date) fixed therein, the legally permissible extent or time which comes closest to the provision shall be deemed stipulated.

8.3	All agreements concerning the shareholding shall be valid only if in writing, unless a partner resolution or notarial recording is required. This applies also to a waiver of the requirement of written form.

Article 9 Arbitration Agreement

9.1	All disputes arising from or in connection with this Agreement or regarding its validity shall be conclusively decided in accordance with the Rules of Arbitration of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS) ousting the jurisdiction of the courts of law.

9.2	The place of the arbitration proceedings shall be Dresden.

9.3	The number of arbitrators shall be three (3).

9.4	German substantive law shall apply.

9.5	The arbitration proceedings shall be conducted in German.

Dresden, April 21, 2004

/s/ Dr. Hans-Raimund Deppe	/s/ Authorized Persons

AMD Fab 36 Limited Liability Company & Co. KG	Leipziger Messe GmbH
/s/ Authorized Persons
Fab 36 BeteiligungsGmbH